Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-143321 and 333-233024 on Form S-8 of Bank of Commerce Holdings of our report dated March 5, 2021, relating to the consolidated financial statements appearing in this Annual Report on Form 10-K of Bank of Commerce Holdings for the year ended December 31, 2020.

/s/ Moss Adams LLP

Sacramento, California

March 5, 2021